News Release

Chris Taylor
+1 408-367-5231
chris_taylor@sonic.com

Sonic Solutions Appoints Three New Board Members

Dave Habiger, Kevin Hell and Jim Brailean Join Sonic’s Board of Directors

Novato, CA (October 13, 2010) — Sonic Solutions® (NASDAQ: SNIC) today announced the appointment of Dave Habiger, president and chief executive officer, Sonic Solutions, Kevin Hell, former chief executive officer, DivX, Inc., and Jim Brailean, Ph.D., chief executive officer and co-founder, PacketVideo, to its Board of Directors.

Dave Habiger has served as president and CEO of Sonic Solutions since September 2005. Mr. Habiger has held various roles at Sonic since joining the company in its early stages in 1993, including president and chief operating officer and as general manager of the company’s largest division. Prior to joining Sonic, Mr. Habiger was a product manager at the Roscor Corporation, a leading provider of professional video, audio, multimedia and computer-based products and services. He was also a founder of Providence Productions, a media production company. He is currently a member of the Silicon Valley Leadership Group and the National Association of Corporate Directors. Mr. Habiger holds an M.B.A. from the University of Chicago and a B.B.A from St. Norbert College in DePere, WI.

Kevin Hell served as DivX’s chief executive officer and as a member of its Board of Directors from July 2007 to October 2010. Prior to becoming CEO, Mr. Hell held a number of management positions at DivX, including president, chief operating officer, and chief marketing officer. Before joining DivX in 2002, he held senior executive positions at Palm, a handheld solutions company, Gateway, a personal computer manufacturing company, and the Boston Consulting Group. Early in his career, he served as a systems engineer with Hughes Aircraft Company on several satellite and interplanetary spacecraft programs. Mr. Hell received an M.B.A. from The Wharton School, and both a M.S. in Aeronautics and Astronautics and a B.S. in Mechanical Engineering from Stanford University.

Jim Brailean, Ph.D., has served as chief executive officer and co-founder of PacketVideo since its inception in 1998. Under his leadership, PacketVideo has become the world’s leading supplier of embedded multimedia solutions for mobile phones and other devices. Prior to co-founding PacketVideo, Mr. Brailean was a principal staff engineer within Motorola Corporate Research and Development Laboratories in Chicago, where he managed the Advanced Video Algorithm Group, responsible for the design and development of advanced video compression and imaging algorithms. He was also a communication system engineer for Hughes Aircraft, Space and Communications Group. Mr. Brailean received his Ph.D. in electrical engineering from Northwestern University. He holds a M.S. in electrical engineering from the University of Southern California and a B.S. in electrical engineering from the University of Michigan, Dearborn.

About Sonic Solutions
Sonic Solutions® (NASDAQ: SNIC) enables digital media from Hollywood to Home™. For more than a decade, Sonic product, service, and technology brands including Roxio®, RoxioNow™, DivX®, and MainConcept®, have fueled home entertainment, powered rich digital media functionality on a range of platforms for a variety of partners, and inspired unique personal media experiences for hundreds of millions of consumers. Sonic technologies are now combining to deliver a universal platform for Hollywood studios, retailers, consumer electronics manufacturers, and PC OEMs that provides consumers instant access to premium entertainment from virtually anywhere. Sonic Solutions is headquartered in Marin County, California. Learn more at www.sonic.com.

Forward Looking Statements
This release may contain forward-looking statements that are based upon current expectations. Actual results could differ materially from those projected in the forward-looking statements as a result of various risks and uncertainties, including those discussed in Sonic Solutions' and DivX’s annual and quarterly reports filed by Sonic Solutions and DivX with the Securities and Exchange Commission (the “SEC”). Sonic, the Sonic logo, Sonic Solutions, Roxio, RoxioNow, DivX, MainConcept and Hollywood to Home, are trademarks or registered trademarks owned by Sonic Solutions in the United States and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic Solutions under license.